EXPLANATORY NOTE

The offering of these Senior Fixed/Floating Rate Notes due February 11, 2020 was made with free writing prospectuses containing two different cover pages, each of which is included in this filing.  The only difference between the two cover pages is the inclusion of the issuer’s credit rating on one and the absence thereof on the other.

February 2011 Preliminary Terms No. 656 Registration Statement No. 333-156423 Dated January 24, 2011 Filed pursuant to Rule 433
I N T E R E S T   R A T E   S T R U C T U R E D   I N V E S T M E N T S

Senior Fixed/Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

As further described below, interest will accrue and be payable on the notes quarterly, in arrears: (i) in Years 1-2: at a rate of 4.50% per annum and (ii) in Years 3 to maturity: at a rate equal to the 10-Year Constant Maturity Swap Rate; subject to the maximum interest rate of 8.00% per annum.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issuer ratings:*
S&P: A (negative outlook); Fitch: A
We have not applied to have the notes individually rated. A rating agency may independently rate the notes and in that case we expect that Fitch would assign a rating of “A(emr)”, to identify the embedded market risk associated with the determination of the interest payable on the notes, if any.

Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February , 2011
Original issue date:	February 11, 2011 ( business days after the pricing date)
Maturity date:	February 11, 2020
Interest accrual date:	February 11, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Reference rate:	The 10-Year Constant Maturity Swap Rate. Please see “Additional Provisions—Reference Rate” below.
Interest rate:
From and including the original issue date to but excluding February 11, 2013: 4.50% per annum
From and including February 11, 2013 to but excluding the maturity date (the “floating interest rate period”):
          Reference rate; subject to the maximum interest rate
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) U.S. government securities business days prior to the related interest reset date (each an “interest determination date”).
Interest for any interest payment period during the floating interest rate period is subject to the maximum interest rate of 8.00% per annum.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each February 11, May 11, August 11 and November 11, beginning May 11, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each February 11, May 11, August 11 and November 11, beginning February 11, 2013; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Maximum interest rate:	8.00% per annum per interest payment period
Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61745E2X8/US61745E2X81
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.
Trustee:	The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

* The ratings listed above have been assigned to the issuer and reflect each rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address whether any interest will be payable on the notes or the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by each rating agency reflects only the view of that rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by that rating agency in its sole discretion. Each rating should be evaluated independently of any other rating.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                   Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

February 2011 Preliminary Terms No. 656 Registration Statement No. 333-156423 Dated January 24, 2011 Filed pursuant to Rule 433
I N T E R E S T R A T E S T R U C T U R E D I N V E S T M E N T S

Senior Fixed/Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

As further described below, interest will accrue and be payable on the notes quarterly, in arrears: (i) in Years 1-2: at a rate of 4.50% per annum and (ii) in Years 3 to maturity: at a rate equal to the 10-Year Constant Maturity Swap Rate; subject to the maximum interest rate of 8.00% per annum.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	February , 2011
Original issue date:	February 11, 2011 ( business days after the pricing date)
Maturity date:	February 11, 2020
Interest accrual date:	February 11, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
Reference rate:	The 10-Year Constant Maturity Swap Rate. Please see “Additional Provisions—Reference Rate” below.
Interest rate:
From and including the original issue date to but excluding February 11, 2013: 4.50% per annum
From and including February 11, 2013 to but excluding the maturity date (the “floating interest rate period”):
          Reference rate; subject to the maximum interest rate
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined two (2) U.S. government securities business days prior to the related interest reset date (each an “interest determination date”).
Interest for any interest payment period during the floating interest rate period is subject to the maximum interest rate of 8.00% per annum.

Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each February 11, May 11, August 11 and November 11, beginning May 11, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each February 11, May 11, August 11 and November 11, beginning February 11, 2013; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	30/360
Maximum interest rate:	8.00% per annum per interest payment period
Redemption:	Not applicable
Specified currency:	U.S. dollars
CUSIP / ISIN:	61745E2X8/US61745E2X81
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Calculation agent:	Morgan Stanley Capital Services Inc.
Trustee:	The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	%	%
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated December 23, 2008                    Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP:  MSPRB1208006

Senior Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

Additional Provisions

Reference Rate

What is the 10-Year Constant Maturity Swap Rate?

The 10-Year Constant Maturity Swap Rate (which we refer to as "10CMS") is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 10CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day, in which case the 10CMS level shall be the 10CMS level on the immediately preceding U.S. government securities business day.  This rate is one of the market-accepted indicators of longer-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If the reference rate is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any interest determination date, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 10 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the reference rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

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Senior Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

Historical Information

The following graph sets forth the historical percentage levels of the reference rate for the period from January 1, 2001 to January 21, 2011.  The historical levels of the reference rate should not be taken as an indication of its future performance.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the minimum interest rate.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

The bold line in the graph above represents the maximum interest rate.

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Senior Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 10CMS, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield Risk

▪
The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the notes.  Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

▪
The amount of interest payable on the notes in any interest payment period is capped.  The interest rate on the notes for each interest payment period is capped for that period at the maximum interest rate of 8.00% per annum (equal to a maximum quarterly interest payment of $20.00 for each $1,000 stated principal amount of notes).

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, which is determined only at the end of each quarterly interest payment period, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.  Depending on the actual or anticipated level of the reference rate, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if

February 2011	Page 4

Senior Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the reference rate, may adversely affect the payout to you on the notes.

February 2011	Page 5

Senior Floating Rate Notes due 2020
Based on the 10-Year Constant Maturity Swap Rate

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on February 11, 2011, which will be the              seduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of       % for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes will be treated as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal tax purposes as described in the sections of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Notes ― Floating Rate Notes ― General” and “―Floating Rate Notes that Provide for Multiple Rates.”  Under applicable Treasury Regulations, solely for the purpose of determining any original issue discount (“OID”) on the notes, the initial fixed rate is converted to a QFR (the “replaced QFR”).  The replaced QFR must be such that the fair market value of the notes on the issue date is approximately the same as the fair market value of otherwise identical notes that provide for the replaced QFR (rather than the fixed rate) for the initial period.  In determining any OID on the notes, the notes must then be converted into “equivalent” fixed rate debt instruments by substituting each QFR provided under the terms of the notes (including the replaced QFR) with a fixed rate equal to the value of the QFR on the issue date of the notes.  Accordingly, the notes may be treated as “variable rate debt instruments” issued with OID.  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

February 2011	Page 6